Fiduciary                           Exhibit 8(ii) under Form N-1A
Trust                               Exhibit 10 under Item 601/Reg. S-K
International


                         DOMESTIC CUSTODIAN FEE PROPOSAL
                                       FOR
                    FIDUCIARY TRUST COMPANY, FT MUTUAL FUNDS
                             PER PORTFOLIO/PER ANNUM


SAFEKEEPING/INCOME COLLECTION/REPORTING, DTC-ID AFFIRMATIONS

2     basis points per annum on the first $50MM of each portfolio's net assets

1     basis point on the next $250MM

1/2   of a basis point on the excess

SECURITY TRANSACTION CHARGES/PAYDOWNS

$8    DTC/FRB/PTC
$15   Physicals, options, and futures
$40   Euro C/D's
$6    Paydowns

FED WIRE TRANSACTIONS

     $6 Bank Official checks and money transfer in/out not related to securities transactions



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OVERDRAFTS

Overdrafts, excluding bank errors, will be calculated and charged daily, computed at 1% above the Federal Funds rate on the day of the overdraft.

OUT-OF-POCKET EXPENSES

FDIC charges shall be assessed on the ledger balance as of the last business day of the quarter computed at the rate assessed by the FDIC. The charges shall be added to the overdraft charges.

BILLING CYCLE

The above fees are billed monthly.